EXHIBIT 10.19.3

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT.  THE ISSUE DATE OF THIS NOTE IS OCTOBER 29, 2002.  THE ISSUE PRICE OF THIS NOTE IS $7,750,000.  THE ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THIS NOTE WILL VARY, DEPENDING ON WHEN THIS NOTE IS REPAID IN FULL.  SCHEDULE 1 ATTACHED TO THIS NOTE DETAILS THE ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THIS NOTE.

TERM NOTE

T-2	October 29, 2002

FOR VALUE RECEIVED, the undersigned The Doe Run Resources Corporation, a New York corporation (the “Company”), hereby promises to pay Lathi, LLC (the “Lender”) or registered assigns, on the Maturity Date, the principal amount of Seven Million Seven Hundred Fifty Thousand and 00/l00ths Dollars ($7,750,000) or such lesser unpaid principal amount of the loan made by the Lender to the Company pursuant to the Credit Agreement dated as of October 29, 2002, as from time to time in effect (the “Credit Agreement”), among the Company, the Lender and certain other parties.  Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Company promises to pay (a) Daily Interest from the date hereof, computed as provided in the Credit Agreement, on the principal amount of such loan from time to time unpaid at the per annum rate applicable to such unpaid principal amount as provided in the Credit Agreement and (b) the amount of Contingent Interest, computed as provided in the Credit Agreement, payable in respect of the principal amount of such loan in accordance with the terms of the Credit Agreement, all such interest being payable at the times specified in such Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.

In addition, the Company:  (a) promises that, contemporaneously with the making by the Lender of such loan, the Company will remit to the Lender the portion of the Discount Amount attributable to the principal amount of such loan; and (b) acknowledges that (i) the remittance to the Lender of such portion of the Discount Amount is not a payment of any portion of the principal amount of, or any interest or fees on or in respect of, such loan and (ii) such portion of the Discount Amount will, for federal income tax purposes, be included in such loan’s original issue discount.

Payments hereunder shall be made to Regiment Capital Advisors, L.L.C., as agent for the Lender, at 70 Federal Street, Boston, Massachusetts 02110.

This Note evidences borrowings under, and is entitled to the benefits of, and is subject to the provisions of, the Credit Agreement.  The principal of this Note is prepayable in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

This Note shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

The parties hereto, including the Company and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment, forbearance or other indulgence without notice.

TEE DOE RUN RESOURCES CORPORATION

By:	/s/ M.K. Kaiser
Title: Executive Vice President

Schedule 1

ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY*

Period	Issue Price†	Amount Payable if Paid in Full†	Original Issue Discount†	Yield to Maturity
On or prior to October 29, 2003	Y x $15,035,000	Y x $16,000,000	Y x $1,965,000	17.58415%
After October 29, 2003 and on or prior to October 29, 2004	Y x $15,035,000	Y x $17,000,000	Y x $1,965,000	17.58415%
After October 29, 2004	Y x $17,000,000	Y x $18,500,000	Y x $1,500,000	20.07350%

* The applicable Treasury Regulations assume that the Company, which has the option to prepay this Note at any time, would prepay this Note in full on October 29, 2004, as such date of prepayment would result in the lowest yield to maturity of this Note under the terms of the Credit Agreement.  Accordingly, this Schedule 1 assumes that this Note will be prepaid in full on October 29, 2004.  If no portion of this Note is prepaid on or prior to October 29, 2004, this Note will be deemed to have been reissued on such date at its then adjusted issue price and, thereafter, original issue discount will be required to be accrued on this Note at a rate of 20.0735% (compounded annually) from October 30, 2004 through October 29, 2005.  If this Note is at any time prepaid in part, this Schedule 1 will not be accurate and the holder of this Note should contact the Company for a revised schedule of the original issue discount and yield to maturity of this Note.

† Y = $7,750,000 ÷ $15,500,000.